Conference Call:	Today, Tuesday, April 27, 2010 at 10:00 a.m. EDT
Dial-in Numbers:	866-395-2657 or 706-902-0717 (International)
Webcast/Replay URL:	www.integramed.com or www.earnings.com
Phone Replay:	800-642-1687 or 706-645-9291 through May 5, 2010
Conference ID #	67792611

IntegraMed® Q1 Net Income Rose 22% to $1.1 Million
as Revenue Increased 9% to a Record $57.0 Million

- Q1 EPS of $0.11 Despite Dilution Impact of 2.8 Million Share Offering -

PURCHASE, NEW YORK — April 27, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing and managing specialty healthcare facilities in the fertility and vein care markets, today announced strong results for the first quarter ended March 31, 2010.

Summary Financial Results (in thousands, except per share data)
	Q1 2010	Q1 2009	% Change
Revenues: Fertility Centers	$37,957	$36,283	5%
Consumer Services	6,086	5,226	16%
Vein Clinics	12,981	10,846	20%
Total Revenues	$57,024	$52,355	9%
Contribution: Fertility Centers	3,055	2,640	16%
Consumer Services	1,390	1,513	(8%)
Vein Clinics	867	754	15%
Total Contribution	$5,312	$4,907	8%
G&A Costs	$3,196	$3,138	2%
Net Interest Expense	204	220	(7%)
Income Before Inc. Taxes	1,912	1,549	23%
Net Income	$1,121	$920	22%
Diluted EPS	$0.11	$0.10	10%
Diluted Shares	10,372	8,827	18%

Jay Higham, IntegraMed’s CEO, commented, ”Our Q1 financial performance reflects our ability to drive growth in all three segments of the business as well as margin expansion and infrastructure leverage across the company.  Our Fertility Division enjoyed a strong quarter at both the revenue and operating income level.  In our Consumer Services Division, our Attain IVF family of treatment financing solutions achieved very solid rebound in demand with both applications and enrollments up significantly, providing added confirmation of the programs’ appeal and high growth prospects.  Our Vein Clinic business continued to generate attractive top and bottom line results as it achieved double digit increases in inquiries, new patient visits and first leg starts.

“In summary, the investments we made over the last few years are paying off with continued growth and margin expansion.  We believe our businesses will continue to profit from the improving external environment and ongoing operational initiatives focused on patient recruitment, efficiency initiatives and new clinic development.  The additional financial strength and flexibility provided by our successful follow on common stock offering in February is enabling us to aggressively pursue acquisitions in our fertility center business as well as more extensive direct to consumer marketing of Attain IVF and the development of more new vein clinics.   We believe that the benefits from these investments will help push the company to its next stage of growth and development.”

Fertility Centers
	Q1 2010	Q1 2009	Change	% Change
Revenue:	$38.0M	$36.3M	+ $1.7M	+5%
Operating Income:	$3.1M	$2.6M	+$0.5M	+16%
Inquiries:	9,938	9,894	+44	+0%
New Patient Visits:	7,041	6,980	+61	+1%
IVF Cycles:	3,413	3,624	-211	-6%

Fertility Centers top-line improvement was driven by both same store patient revenue growth of 2.2% in Q1, as well as a full quarter’s benefit from the three fertility contracts acquired in late 2009.  Improved operating efficiencies resulted in operating income growing at three times the rate of revenue.

Though operating efficiencies continued to have a positive effect on results, the previously discussed loss of a payer contract in the Chicago market a year ago, had a significant impact on the comparison of overall patient traffic to the first quarter of 2009.  In addition, inclement weather in the Mid-Atlantic States in January and February affected access to our partner centers, thereby dampening new patient visits and procedure volumes.

IntegraMed manages the most extensive consolidated network of contracted fertility centers in the U.S., encompassing 14 partner centers with 66 locations in 12 major markets across the country.  This growing geographic breadth and diversity plays an important role in enabling the Company to deliver solid financial performance.

Consumer Services (Attain IVF Program)
	Q1 2010	Q1 2009	Change	% Change
Revenue:	$6.1M	$5.2M	+$0.9M	+16%
Operating Income:	$1.4M	$1.5M	-$0.1M	-8%
Applications:	726	549	+177	+32%
Enrollments:	361	253	+108	+43%
Pregnancies:	219	211	+8	+4%

The Consumer Services Division continued to achieve top-line growth with a 16% increase in revenue.  Operating income from this business experienced a small negative variance compared to last year primarily due to the unusual and unsustainably high pregnancy rates experienced in Q1 ’09, which led to a record operating margin in the business.  This quarter, pregnancy rates and operating margin reverted to more normal levels.  It should also be noted that this business is the focus of an intensive new direct to consumer marketing effort, which will likely result in stronger growth, but modestly lower margins.

The strong growth in both applications and enrollments was largely driven by the ongoing success of the Attain IVF (in-vitro fertilization) Refund Program as well as the growing popularity of the Attain IVF Multi Cycle program launched in Q2 ‘09.  The Attain IVF Multi Cycle program, which has a lower price point than the Attain IVF Refund Program, broadens the pool of potential patients who are able to enroll in the program.

The Consumer Services Division is expected to achieve continued growth as the benefits of new marketing and consumer outreach initiatives begin to affect operating results.  In addition, IntegraMed remains active in its pursuit of additional affiliates who will offer the program.

The Attain IVF Refund Program was pioneered by IntegraMed to fund the financial cost of a patient’s decision to embark on a series of IVF treatments.  The program is available in a flexible format that combines various treatment and refund options of up to six treatments and up to a 100% refund in the event that treatment does not result in the patient taking a baby home.  The Attain IVF family of programs has strong consumer appeal and represent an important competitive advantage for IntegraMed affiliated fertility centers.

Vein Clinics (VCA)
	Q1 2010	Q1 2009	Change	% Change
Revenue:	$13.0M	$10.8M	+$2.2M	+20%
Operating Income:	$0.9M	$0.8M	+$0.1M	+15%
Inquiries:	5,224	4,767	457	+10%
New Consultations:	3,420	3,121	+299	+10%
First Leg Starts:	1,882	1,574	+308	+20%

Q1 ‘10 revenues for IntegraMed’s Vein Clinics business grew by 20%, reflecting the benefit of consumer outreach initiatives commenced in 2009 as well as improving clinic performance and new clinic openings.  Vein Clinics contribution margin remained flat at 7% as we continue to invest in consumer outreach programs to drive patient volumes.

IntegraMed announced the opening two additional clinics during the first quarter, bringing the total number of announced clinics to 36, with as many as six more clinics slated to open during the balance of 2010.  The recruiting for new physicians to staff the additional 2010 scheduled openings is going well with 3 signed to contracts and a number of others in the contract discussion stage.

IntegraMed recently announced the incorporation of Interventional Radiology (IR) into a forthcoming new clinic in Columbia, MD.  This enhanced treatment option is expected to bring substantial synergies to the current VCA platform, allowing future clinics with this capability to deliver a broader base of treatments across a wider patient population and thereby enhance their potential revenue opportunities.

Cash Flow and Balance Sheet
IntegraMed’s total assets grew to $146.5 million in Q1 ’10, with cash and equivalents increasing by 62% to $46.6 million versus $28.9 million in Q1 ‘09. The increase in cash was achieved by our public sale of 2.8 million common shares on February 18, 2010 and the generation of cash flow from operations of over $1 million in Q1 2010.  We have invested an additional $1.8 million in fixed assets for anticipated growth and have repaid $0.9 million of outstanding debt.  We expect to use a significant portion of our available cash resources to fund acquisitions within our fertility centers division as well as to fund consumer services marketing initiatives and the opening of new vein clinics over the next 12-24 months.

IntegraMed CFO, John Hlywak, added, “As we look ahead to the balance of 2010, we see a range of growth opportunities across all three of our businesses.  As a national operator and a leader in the fertility and vein care categories, we are uniquely positioned to leverage that platform to create value for patients and doctors and to drive top and bottom line growth.”

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is the leading manager of fertility centers and vein clinics in the United States.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services.  IntegraMed’s fertility network is the nation’s largest fertility network, comprised of 39 contracted centers with over 120 locations in 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice.  The IntegraMed Vein Clinic network is the leading provider of varicose vein care services in the US, currently operating 36 centers in 13 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:
www.integramed.com for investor background,
www.atttainfertility.com for fertility, or
www.veinclinics.com for vein care

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties.  Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.  All information in this press release is as of April 27, 2010 and IntegraMed undertakes no duty to update this information.

CONTACT:
Investors:	Media/Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins Incorporated
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500

Physicians:
Scott Soifer, EVP Administration, Strategy and Development
IntegraMed America, Inc.
scott.soifer@integramed.com
914-251-4186

(tables follow)

INTEGRAMED AMERICA, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(all amounts in thousands, except per share amounts)

	Three months ended
	March 31,
	2010	2009
	(unaudited)
Revenues:
Fertility Centers	$37,957	$36,283
Consumer Services	6,086	5,226
Vein Clinics	12,981	10,846
Total Revenues	57,024	52,355

Costs of services and sales:
Fertility Centers	34,902	33,643
Consumer Services	4,696	3,713
Vein Clinics	12,114	10,092
Total Cost of Services and Sales	51,712	47,448

Contribution:
Fertility Centers	3,055	2,640
Consumer Services	1,390	1,513
Vein Clinics	867	754
Total Contribution	5,312	4,907

General and administrative expenses	3,196	3,138
Interest income	(73)	(77)
Interest expense	277	297
Total other expenses, net	3,400	3,358

Income before income taxes	1,912	1,549
Income tax provision	791	629
Net income	$1,121	$920

Basic and diluted earnings per share:
Basic earnings per share	$0.11	$0.10
Diluted earnings per share	$0.11	$0.10

Weighted average shares – basic	10,302	8,762
Weighted average shares – diluted	10,372	8,827

INTEGRAMED AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(all amounts in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$46,622	$28,865
Patient and other receivables, net	7,447	6,964
Deferred taxes	3,012	2,883
Other current assets	10,522	7,653

Total current assets	67,603	46,365

Fixed assets, net	17,123	16,705
Intangible assets, Business Service Rights, net	23,886	24,210
Goodwill	30,334	30,334
Trademarks	4,442	4,442
Other assets	3,155	2,253

Total assets	$146,543	$124,309

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,436	$2,846
Accrued liabilities	15,036	15,119
Current portion of long-term notes payable and other obligations	11,299	11,317
Due to Fertility Medical Practices, net	8,474	6,424
Attain IVF and other patient deposits	14,528	13,362

Total current liabilities	51,773	49,068

Deferred tax liabilities	2,370	2,199
Long-term notes payable and other obligations	13,848	14,849
	67,991	66,116
Commitments and Contingencies

Shareholders' equity:
Common stock	118	88
Capital in excess of par	75,804	56,354
Other comprehensive income (loss)	(124)	(188)
Treasury stock	(681)	(375)
Retained Earnings	3,435	2,314
Total shareholders' equity	78,552	58,193

Total liabilities and shareholders' equity	$146,543	$124,309

INTEGRAMED AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(all amounts in thousands)
(Unaudited)

	Three-months ended March 31,
	2010	2009

Cash flows from operating activities:
Net income	$1,121	$920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,676	1,803
Deferred income tax provision	28	(343)
Deferred or stock based compensation	366	384
Changes in assets and liabilities 
Decrease (increase) in assets:
Patient and other accounts receivable	(483)	(580)
Prepaid and other current assets	(2,869)	(1,331)
Other assets	(902)	165
(Decrease) increase in liabilities:
Accounts payable	(410)	(1,038)
Accrued liabilities	(389)	(1,515)
Due to Fertility Medical Practices	2,050	977
Attain IVF and Vein Clinic patient deposits	1,166	(25)
Net cash provided by (used in) operating activities	1,354	(583)

Cash flows used in investing activities:
Purchase of fixed assets and leasehold improvements	(1,770)	(2,566)
Net cash used in investing activities	(1,770)	(2,566)

Cash flows provided by financing activities:
Principle repayments on debt	(915)	(913)
Common stock transactions	19,088	(164)
Net cash provided by (used in) financing activities	18,173	(1,077)

Net increase (decrease) in cash and cash equivalents	17,757	(4,226)
Cash and cash equivalents at beginning of period	28,865	28,275
Cash and cash equivalents at end of period	$46,622	$24,049

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